SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 30, 2003

INVERNESS MEDICAL INNOVATIONS, INC.

(Exact name of registrant as specified in charter)

Delaware	001-16789	04-3565120
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

51 Sawyer Road, Suite 200, Waltham, Massachusetts 02453
(Address of Principal Executive Offices)  (Zip Code)

(781) 647-3900
(Registrant’s telephone number, including area code)

Item 2.  Acquisition or Disposition of Assets.

On June 30, 2002, Inverness Medical Innovations, Inc., a Delaware corporation (the “Company”), acquired Ostex International, Inc., a Washington corporation (“Ostex”), by merging the Company’s wholly-owned subsidiary, Geras Acquisition Corp., a Washington corporation (“Acquisition Sub”), with and into Ostex.  As a result of the merger, Ostex became a wholly-owned subsidiary of the Company.  The merger was consummated pursuant to an Agreement and Plan of Merger, dated as of September 6, 2002, by and among the Company, Acquisition Sub and Ostex, as amended as of February 18, 2003 (the “Merger Agreement”).

At the effective time of the merger, each outstanding share of Ostex common stock was converted into the right to receive 0.1263 shares of common stock of the Company, with cash to be paid in lieu of fractional shares.  In connection with the merger, the Company issued a total of approximately 1.6 million shares of its common stock and assumed options and warrants exercisable for approximately 300,000 shares of its common stock.

Item 7.  Financial Statements, Pro Forma Financial Information and Exhibits.

(a)	Financial Statements of Businesses Acquired.

None required.

(b)	Pro Forma Financial Information.

None required.

(c)	Exhibits.

	Exhibit No.	Description

2.1

Agreement and Plan of Merger dated as of September 6, 2002, by and among Inverness Medical Innovations, Inc., Geras Acquisition Corp. and Ostex International, Inc. (incorporated by reference to Exhibit 99.2 to the Company’s Current Report on Form 8-K, event date September 9, 2002, which was filed on September 9, 2002)*

2.2

Amendment to Agreement and Plan of Merger dated as of February 18, 2003, by and among Inverness Medical Innovations, Inc., Geras Acquisition Corp. and Ostex International, Inc. (incorporated by reference to Exhibit 99.2 to the Company’s Current Report on Form 8-K, event date February 19, 2003, which was filed February 19, 2003)*

*                                         The Company agrees to furnish supplementally to the Commission a copy of any omitted schedule or exhibit to this agreement upon request by the Commission.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

INVERNESS MEDICAL INNOVATIONS, INC.

Date: July 9, 2003	By:	/s/ Duane L. James
Duane L. James
Vice President of Finance & Treasurer

EXHIBIT INDEX

Exhibit No.	Description

2.1

Agreement and Plan of Merger dated as of September 6, 2002, by and among Inverness Medical Innovations, Inc., Geras Acquisition Corp. and Ostex International, Inc. (incorporated by reference to Exhibit 99.2 to the Company’s Current Report on Form 8-K, event date September 9, 2002, which was filed on September 9, 2002)*

2.2

Amendment to Agreement and Plan of Merger dated as of February 18, 2003, by and among Inverness Medical Innovations, Inc., Geras Acquisition Corp. and Ostex International, Inc. (incorporated by reference to Exhibit 99.2 to the Company’s Current Report on Form 8-K, event date February 19, 2003, which was filed February 19, 2003)*

*                                         The Company agrees to furnish supplementally to the Commission a copy of any omitted schedule or exhibit to this agreement upon request by the Commission.